Filed Pursuant to Rule 424(b)(3)

Registration No. 333-113134

November 26, 2004

Prospectus Supplement No. 1

To Reoffer Prospectus Dated February 25, 2004

of

ALTUS EXPLORATIONS INC.

Relating to

2004 Stock Option Plan

        This prospectus supplement supplements our reoffer prospectus dated February 25, 2004 relating to the sale by certain of our stockholders of up to an aggregate of 5,483,040 shares of our common stock which may be issued pursuant to our 2004 Stock Option Plan. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

SELLING STOCKHOLDERS

        The following table identifies the selling stockholders and indicates (i) the nature of any material relationship that such selling stockholder has had with us for the past three years, (ii) the number of shares held by the selling stockholders, (iii) the amount to be offered for each of the selling stockholder’s account, and (iv) the number of shares and percentage of outstanding shares of the common shares in our capital to be owned by each selling stockholder after the sale of the shares offered by them pursuant to this offering. The selling stockholders are not obligated to sell the shares offered in the reoffer prospectus and may choose not to sell any of the shares or only a part of the shares. United States Securities and Exchange Commission rules require that we assume that the selling stockholders sell all of the shares offered with the prospectus.

        The following table supersedes and replaces the table of selling stockholders, and the related footnotes, contained on page 12 of the prospectus.

                                 Number of         Number of                             Number of Shares Owned
                                   Shares           Shares            Shares          by Selling Stockholder After
                                Beneficially      Subject to          Being          Offering and Percent of Total
Selling Stockholder               Owned(1)        Options(2)        Registered         Issued and Outstanding (3)

                                                                                      Number of
                                                                                     Shares      Percent of Class

Steve Bajic(4)                       0           1,175,000(5)      1,175,000(5)           0                 0
Bassam Nastat(6)                 5,200,000       1,175,000(5)      1,175,000(5)       5,200,000          12.21%
Wm. Milton Cox(7)               9,227,438(8)     1,175,000(5)      1,175,000(5)       9,227,438          21.66%
Don Sytsma(9)                     800,000        1,175,000(5)      1,175,000(5)        800,000            1.88%
(1)	Represents shares owned beneficially by each of the named selling stockholders. This figure includes shares that may be acquired under unexercised stock options which are exercisable as of, or within 60 days of, the date of this reoffer prospectus, other than those stock options which have been granted under the 2004 Stock Option Plan.

(2)	Represents shares of our common stock underlying options granted to each of the named selling stockholders under the 2004 Stock Option Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus.

(3)	Based on 42,594,326 shares of our common stock outstanding as of November 26, 2004. It is assumed that all of the shares of common stock offered pursuant to this reoffer prospectus will be sold.

(4)	Steve Bajic is the secretary of our company and has held this position since January 21, 2004.

(5)	Represents shares of our common stock underlying options issued under the 2004 Stock Option Plan.

(6)	Bassam Nastat is a director of our company and has held this position since November 22, 2003.

(7)	Wm. Milton Cox is the President, CEO and a director of our company and has held these positions since October 1, 2003.

(8)	3,227,438 of these shares are held by CodeAmerica Investments LLC, a company wholly owned by Mr. Cox.

(9)	Don Sytsma is the CFO, Treasurer and a director of our company and has held these positions since November 22, 2003.